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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Memory Pharmaceuticals Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-114201 and No. 333-122738) on Form S-8 of Memory Pharmaceuticals Corp. of our report dated March 30, 2005, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Memory Pharmaceuticals Corp.

/s/ KPMG LLP

New York, New York
March 30, 2005